Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of October 19, 2020 (this “Amendment”), is made and entered into by and between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), and Worldwide Stock Transfer, LLC, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of April 10, 2020 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Endo International plc, a public limited company incorporated in Ireland (“Parent”), and Beta Acquisition Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement such that the Rights Agreement is rendered inapplicable to the Merger Agreement, the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement, the public announcement and/or disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger and the Offer, and the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger and the Offer, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 27 of the Rights Agreement provides (x) that the Company may, by action of the Board, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, except as otherwise provided in such Section 27, supplement, change or amend any provision of the Rights Agreement in any manner that the Company may deem necessary or desirable and (y) without limiting the foregoing, that the Company, by action of the Board, may at any time before any Person becomes an Acquiring Person amend the Rights Agreement to make the provisions of the Rights Agreement inapplicable to a particular transaction by which a Person might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction; (ii) as of the date hereof, a Shares Acquisition Date has not occurred and as of the time of this Amendment, no Person is an Acquiring Person; (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement; and (iv) pursuant to Section 27 of the Rights Agreement, an authorized officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Amendment to Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such section:

“Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, neither Endo International plc, a public limited company incorporated in Ireland (“Parent”) nor Beta Acquisition Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of, (i) the approval, adoption, execution, delivery, and/or amendment of the Agreement and Plan of Merger, dated as of October 19, 2020, by and among the Company, Parent, and Merger Sub (the “Merger Agreement”); (ii) the public announcement and/or public disclosure by any Person of the Merger Agreement or any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement) and the Offer (as defined in the Merger Agreement); and (iii) the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger and the Offer (the foregoing actions being referred to as the “Permitted Events”).”

2.    Amendment to Definition of “Beneficial Owner” and “Beneficially Own.” The definitions of “Beneficial Owner” and “Beneficially Own” in Section 1(f) of the Rights Agreement are amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(f) or this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become a ‘Beneficial Owner’ of, or to ‘Beneficially Own,’ any Common Shares or other securities of the Company solely by virtue of, or as a result of, any Permitted Event.”

3.    Amendment to Definition of “Distribution Date.” The definition of “Distribution Date” in Section 1(t) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(t) or this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

4.    Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby deleted in its entirety and restated to read as follows:

“(a)    Subject to Section 7(e) hereof or as otherwise provided in this Agreement, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Preferred Share (or, following the occurrence of a Triggering Event, Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on April 9, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof , and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), and (iv) being herein referred to as the “Expiration Date”). Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

5.    Amendment to Definition of “Shares Acquisition Date.” The definition of “Shares Acquisition Date” in Section 1(ggg) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(ggg) or this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

6.    Amendment to Definition of “Triggering Event.” The definition of “Triggering Event” in Section 1(ppp) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(ppp) or this Agreement to the contrary, a Triggering Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

7.    Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 11(a)(ii) or this Agreement to the contrary, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

8.    Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 13(a) or this Agreement to the contrary, a Section 13 Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

9.    Amendment to Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) or any Person any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

10.    Notice of the Effective Time. The Rights Agreement is amended to add a new Section 37, which shall read in its entirety as follows”

“Section 37. Notice of the Effective Time. The Company shall promptly notify the Rights Agent upon the occurrence of the Effective Time (as defined in the Merger Agreement).”

11.    Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect (i) in the event that the Merger Agreement is not executed on October 19, 2020 or (ii) in the event of the termination of the Merger Agreement for any reason. The Company shall notify the Rights Agent via electronic mail of such execution and deliver of the Merger Agreement promptly thereafter.

12.    Officer’s Certificate. By executing this Amendment below, the undersigned duly authorized officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement and directs the Rights Agent to execute this Amendment.

13.    Effect of Amendment. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected by virtue of this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

14.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.    Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

16.    Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction; provided, however, that all provisions of this Amendment regarding the rights, duties, and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

17.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

18.    Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

20.    Effectiveness. This Amendment shall be deemed effective as of immediately prior to the effectiveness of the Merger Agreement.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to Rights Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Carl A. Valenstein
Name:	Carl A. Valenstein
Title:	Corporate Secretary

WORLDWIDE STOCK TRANSFER, LLC

By:	/s/ Yonah J. Kopstick
Name:	Yonah J. Kopstick
Title:	Senior Vice President